Exhibit 99.1

BioDelivery Sciences Appoints Terry Coelho as Chief Financial Officer

Raleigh, North Carolina – January 15, 2019 — BioDelivery Sciences International, Inc. (NASDAQ: BDSI), a rapidly growing commercial-stage specialty pharmaceutical company dedicated to patients living with chronic pain, today announced the appointment of Terry Coelho as Chief Financial Officer. Ms. Coelho brings to BDSI more than 30 years of financial and operational experience and will serve as a member of the company’s executive leadership team.

Ms. Coelho’s extensive experience includes serving in diverse leadership capacities across various industries for both private and public global companies. Most recently, Ms. Coelho served as Chief Financial Officer and Treasurer at Balchem Corporation. Previously, she served as Chief Operating Office for Diversey, Inc., a multi-billion dollar global private equity carve-out from Sealed Air Corporation and held senior finance positions at Diversey Care from 2014 through 2017. Ms. Coelho has also served in senior finance leadership roles at Novartis from 2007 to 2014.

“I am delighted to welcome Terry to our executive leadership team,” said Herm Cukier, Chief Executive Officer of BDSI. “Terry brings to us broad expertise in business and leadership across all areas of finance and will play an integral role as we continue to focus on the execution of our commercialization strategy.”

“I am thrilled to join BDSI during this exciting time of growth for the company,” said Terry Coelho. “The team is driven by a passion to improve the care and lives of patients impacted by chronic pain and I am honored to be part of this mission and to work with the team to build upon its current success.”

Ms. Coelho succeeds Ernie De Paolantonio who is retiring from the Company as previously announced. Ernie will work closely with Ms. Coelho over the next few months to ensure a smooth transition of responsibilities. The Company once again thanks Ernie for his continued contributions and wishes him the very best.

Ms. Coelho earned an MBA in Finance from IBMEC in Brazil and a Bachelor of Arts degree in both Economics and International Relations, summa cum laude, from The American University, School of International Service.

About BioDelivery Sciences International, Inc.

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a rapidly growing commercial-stage specialty pharmaceutical company dedicated to patients living with chronic pain. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com

Facebook:	Facebook.com/BioDeliverySI

Twitter:	@BioDeliverySI

© 2019 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Mary Coleman

Vice President, Investor Relations

BioDelivery Sciences International, Inc.

919-582-9050

mcoleman@bdsi.com

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com